UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 20, 2005

EP Global Communications, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-30797	14-1818396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C/O Exceptional Parent, 551 Main Street, Johnstown, PA	15901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (814) 361-3860 (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On April 20, 2005, EP Global Communications, Inc. issued a press release announcing that in conjunction with the National Baseball Hall of Fame in Cooperstown, NY, the Company will jointly host a Disability Awareness Night event to honor veterans who have sustained disabilities as a result of combat in the conflicts in Iraq and Afghanistan. The ceremony will take place at Doubleday Field in Cooperstown prior to the National Hall of Fame game on May 23, 2005 between the Boston Red Sox and the Detroit Tigers.  The EP Maxwell J. Schleifer Distinguished Service Award will be presented to two returning veterans by General Kenneth Farmer, Commanding General of Walter Reed Army Medical Center.   250 tickets to the National Hall of Fame Museum will be given away to disabled veterans in and around Cooperstown, NY, and a reception for honorees and other attendees will follow the game.

This outreach event is part of EPGL’s national campaign to raise awareness for disabilities.  EPGL, with the corporate support of the Mass Mutual Financial Group and other corporate and non-profit organizations, has held these events in 26 Major League Baseball parks in 2004.  This year, Disability Awareness Night events are expected to be held in 14 Major League Baseball Stadiums and 16 minor league parks throughout the country.  The Company’s outreach has also expanded to include other sports venues, such as the National Basketball Association’s Portland Trail Blazers and New Jersey Nets, as well as the East Coast Hockey League’s Johnstown Chiefs in Johnstown, PA.

The July issue of Exceptional Parent magazine will feature stories on the 50 million dollar Amputee Center expansion planned at Walter Reed Army Medical Center for the care of disabled veterans, a major Cover Story on our Veterans and the care provided to them at Walter Reed and other Medical Centers as well as the Disability Awareness Night ceremony at the Hall of Fame Game on May 23, 2005.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial statements of business acquired:

       None

(b)  Exhibits

Number            Exhibit

    99.1              Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   EP GLOBAL COMMUNICATIONS, INC.

                                   By:    /s/    Joseph Valenzano

                                          ------------------------------------

                                                 Joseph Valenzano, President

April 20, 2005